UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CLST Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	75-2479727
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

17304 Preston Road
Suite 420
Dallas, Texas	75252
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be so registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities to be registered pursuant to Section 12(g) of the Act: Preferred Stock Purchase Rights.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.                    Description of Registrant’s Securities to be Registered.

Item 1 to the Registration Statement on Form 8-A as filed with the Securities and Exchange Commission on February 13, 2009, by the undersigned registrant is hereby amended by adding to the last paragraph of such Item the following:

On June 17, 2010, the Board of Directors (the “Board”) of the Company approved an amendment to the Rights Plan.  The amendment to the Rights Plan allows the Board, in the event that rights under the Rights Plan are triggered and are not exercisable for any reason, including the closing of the Company’s stock transfer records on June 24, 2010 pursuant to the Company’s Plan of Dissolution, to make adjustments to liquidating distributions payable to the Company’s stockholders, as would have been appropriate had an exchange of rights been effected under the Rights Plan.

The amendment to the Rights Plan is furnished herewith in its entirety as Exhibit 4.1.  The foregoing summary description of the amendment to the Rights Plan is qualified in its entirety by reference to such exhibit and is incorporated by reference herein.

Item 2.                    Exhibits.

4.1           Rights Agreement, dated as of February 13, 2009, by and between CLST Holdings, Inc. and Mellon Investor Services LLC, as Rights Agent, which includes the Form of Certificate of Designation as Exhibit A, Form of Right Certificate as Exhibit B and the Summary of Rights as Exhibit C (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed on February 13, 2010).

4.2           Amendment dated June 17, 2010 to Rights Agreement, dated as of February 13, 2009, by and between CLST Holdings, Inc. and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 18, 2010).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLST HOLDINGS, INC.

	By:	/s/ Robert A. Kaiser
Robert A. Kaiser
President and Chief Executive Officer

June 18, 2010